EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Global Digital Solutions, Inc. of our report, dated March 28, 2014, included in the Annual Report on Form 10-K of Global Digital Solution, Inc., filed on March 28, 2014, relating to the consolidated balance sheets of Global Digital Solutions, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2013 and 2012.   We further consent to the reference to our firm as “experts” in the Registration Statement.

/s/PMB Helin Donovan, LLP

PMB Helin Donovan, LLP

Seattle, WA

September 17, 2014